Exhibit 99.2
Form 4 Supplemental Joint Filer Information

Name:	Path Spirit Limited

Address:	10 Norwich Street London EC4A 1BD United Kingdom

Designated Filer:	Compass Group Investments, Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	April 13, 2010, April 20, 2010

Path Spirit Limited By: /s/ Arthur F. Coady, Director

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